Schedule 13G

                             CUSIP No.: 586579 10 4

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         MENDOCINO BREWING COMPANY, INC.
                 ----------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                 ----------------------------------------------
                         (Title of Class of Securities)

                                   586579 10 4
                 ----------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / / . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                                  Schedule 13G

                             CUSIP No.: 586579 10 4

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         H. Michael Laybourn               Social Security #:

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                           (a)      / /
                                           (b)      / /

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

NUMBER OF SHARES        5       SOLE VOTING POWER               272,367
                        -----------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER                   0
                        -----------------------------------------------
     OWNED BY
     EACH REPORTING     7       SOLE DISPOSITIVE POWER          272,367
                        -----------------------------------------------
     PERSON WITH        8       SHARED DISPOSITIVE POWER              0
                        -----------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         272,367

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / / (See Instructions)

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         11.7%

12       TYPE OF REPORTING PERSON (See Instructions)

         IN

                                  Schedule 13G

                             CUSIP No.: 586579 10 4

ITEM 1.  (a)      Name of Issuer:  Mendocino Brewing Company, Inc.

         (b)      Address of Issuer's Principal Executive Office:

                  PO Box 400
                  13551 Hwy. S. 101
                  Hopland, CA  95449

ITEM 2.  (a)      Name of Person Filing:  H. Michael Laybourn

         (b)      Address of Principal Business Office, or, if None, Residence

                  PO Box 400
                  13551 Hwy. S. 101
                  Hopland, CA  95449

         (c)      Citizenship: U.S.A.

         (d)      Title of Class of Securities:  Common Stock, no par value

         (e)      CUSIP No.: 586579 10 4

ITEM 3.  Not applicable.

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:  272,367 shares

         (b)      Percent of Class:  11.7%

         (c)      Number of shares as to which such person has :

                   (i)   sole power to vote or direct the vote of:       272,367
                   (ii)  shared power to vote or direct the vote of:           0
                   (iii) sole power to dispose or to direct the
                         disposition of:                                 272,367
                   (iv)  shared power to dispose or to direct the
                         disposition of:                                       0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

                                  Schedule 13G

                             CUSIP No.: 586579 10 4

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

         Not applicable

ITEM 10. CERTIFICATION

         Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

February 3, 1997

                                                  /s/  H. Michael Laybourn
                                                 -------------------------------
                                                       H. Michael Laybourn